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Exhibit 23.4

Rex D. Morris
Consultant Reservoir Engineer
600 Leopard, Suite 1314
Corpus Christi, Texas 78401-0439
Office: (361) 232-4323
Fax: (888) 675--1695

CONSENT OF INDEPENDENT PETROLEUM ENGINEER

        I hereby consent to the reference to myself as petroleum engineer and to the use and inclusion of my report, delivered to ZaZa Energy, LLC on March 14, 2012 and containing my opinion as to the proved, probable and possible reserves attributable to certain assets owned by ZaZa Energy, LLC as of January 1, 2012 (the "Reserves Report"), to the incorporation by reference therein Registration Statement (Form S-1) for the registration of 34,650,789 shares of common stock of ZaZa Energy Corporation.

Your sincerely,
/s/ REX D. MORRIS Rex D. Morris Consultant Reservoir Engineer

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  Exhibit 23.4
CONSENT OF INDEPENDENT PETROLEUM ENGINEER